Exhibit 4.2

EXECUTION COPY

QUALYS, INC.

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

JULY 12, 2005

EXECUTION COPY]

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TABLE OF CONTENTS

(Continued)

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QUALYS, INC.

(a Delaware corporation)

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of July 12, 2005, and amends, restates and otherwise, supersedes in its entirety that certain Amended and Restated Investor Rights Agreement dated November 12, 2004, by and among Qualys, Inc. a Delaware corporation (the “Company”); the investors listed on Exhibit A hereto, referred to hereinafter collectively as the “Investors” and each individually as an “Investor”; provided, however, that for purposes of Sections 4, 5 and 6 hereof only, the Founder listed on Exhibit A hereto, shall be referred to hereinafter collectively as the “Founders” and each individually as a “Founder”

RECITALS

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”) and Series C Preferred Stock (the “Series C Stock” and, together with the Series A Stock and Series B Stock, the “Prior Preferred Stock” or the “Preferred Stock”) have previously entered into that certain Amended and Restated Investor Rights Agreement dated November 12, 2004 by and between the Company and the Prior Investors (the “Prior Agreement”);

WHEREAS, certain investors (the “Series C Warrant Holders”) are purchasing notes and warrants to purchase shares of Series C Stock pursuant to that certain Note and Warrant Purchase Agreement of even date herewith (“2005 Note and Warrant Purchase Agreement”);

WHEREAS, as consideration for and to induce the Series C Warrant Holders to enter into the 2005 Note and Warrant Purchase Agreement, the Company and the Prior Investors agree that the Prior Agreement shall be superseded in its entirety by the rights and obligations set forth in this Agreement; and

WHEREAS, in consideration of the foregoing, the parties desire to enter into this Agreement in order to grant registration, information rights, and other rights to the Investors as set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

SECTION 1. GENERAL 1.1 Certain Definitions.

As used in this Agreement the following terms shall have the following respective meanings:

“Common Stock” means the common stock, par value $0.001, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act at a minimum public offering price per share of $1.20 (as adjusted for any Recapitalizations), which results in gross proceeds to the Company of $20,000,000 or greater.

“Recapitalization” means any stock dividend, combination, split, recapitalization and the like with respect to shares of capital stock of the Company effected after the date hereof.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (a) Common Stock of the Company issued or issuable upon conversion of the Shares; (b) an aggregate of 6,379,937 shares of Common Stock issued or issuable on exercise of those warrants issued pursuant to the Note and Warrant Purchase Agreements entered into by the Company and the investors named therein between the period commencing on June 7, 2002 and ending on May 9, 2003; (c) shares of Common Stock of the Company issued or issuable upon the conversion of the shares of Series C Stock exercisable pursuant to Warrants issued in connection with the 2005 Note and Warrant Purchase Agreement (“Series C Warrant Shares”); and (d) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

“Shares” shall mean the Company’s Preferred Stock held by the Prior Investors and their permitted assigns.

“Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Shares, except for, Transfers to parties which may be assignees of rights pursuant to Section 2.10 hereof.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

2.1 Restrictions on Transfer. (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, including without limitation, Sections 2.1 and 2.13 hereof, (B) such Holder shall have notified the Company in writing of the proposed disposition and shall have furnished the

Company with a detailed statement of the manner and circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances. It is further agreed that the subclauses (A) and (B) above shall not apply with respect to transactions made pursuant to Rule 144 after the Company’s initial public offering.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (C) to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case (x) the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder and (y) the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFORM OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(c) The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Section 2.1

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration. (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) December 31, 2006 or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registration have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering other than pursuant to a Special Registration Statement within ninety (90) days;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the board of directors of the Company (the “Board of Directors”), it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its

Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders; and third, to any shareholder of the Company (other than a Holder) having registration rights on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least 20% of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders, or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement; or

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgement of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the

Company. All Selling Expenses related to Registrable Securities incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to sixty (60) days or, if earlier, until the Holder or Holders have completed the distribution related thereto. Notwithstanding any other provision of this Agreement, such Holder or Holders understand that there may be periods during which the Company’s Board of Directors may determine, in good faith, that it is in the best interest of the Company and its stockholders to defer disclosure of non-public information until such information has reached a more advanced stage and that during such periods sales of Registrable Securities and the effectiveness of any registration statement covering Registrable Securities may be suspended or delayed. Such Holder or Holders agree that upon receipt of any notice from the Company of the development of any non-public information, such Holder or Holders will forthwith discontinue such Holder’s or Holders’ disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s or Holders’ receipt of copies of an appropriately supplemented or amended prospectus and, if so directed by the Company, such Holder or Holders will use commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s or Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the appropriate supplemented or amended prospectus. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates, partners and former partners) holds less than 1 % of the

Company’s outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis), or (c) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 (without regard to Rule 144(k)) during any ninety (90) day period. In the event Rule 144 ceases to be available, the Company shall continue to be obligated to take action under Section 2.2 until five years after the date of the Company’s Initial Offering.

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, and members of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, or members or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer, or member, or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director, or member, or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity and contribution (in the aggregate) under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution and indemnity (in the aggregate) by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least 500,000 shares of Registrable Securities (as adjusted for any Recapitalizations); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12 Limitation on Subsequent Registration Rights. Other than as provided in Section 6.10, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder.

2.13 “Market Stand-Off” Agreement; Agreement to Furnish Information. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration and other than after-market acquired shares) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of an underwritten public offering of the Company (ninety (90) days if an offering other than the Company’s initial underwritten public offering); provided that all officers and directors of the Company enter into similar agreements and the Company uses all reasonable efforts to obtain similar agreements from all other holders of at least 1% of the Company’s voting securities; and provided further that Holders may distribute securities of the Company to partners or members of the Holder if such partners or members agree to be bound by this Section 2.13.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holders obligations under this Section 2.13 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.13 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 2.13.

2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best commercial efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC; and (iii) such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY

3.1 Basic Financial Information and Reporting. (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) So long as an, Investor (together with its affiliated investment entities) shall own not less than three million eight hundred thousand (3,800,000) shares of Registrable Securities (as adjusted for any Recapitalizations) (a “Major Investor”), as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, to the extent requested by an Investor the Company will furnish each Major Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

(c) The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, to the extent requested by a Major Investor, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) To the extent requested by a Major Investor that has a designee appointed to the Company’s Board of Directors, the Company will furnish each such Major Investor (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged (following consultation with counsel) and should not, therefore, be disclosed.

3.3 Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to ensure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; and, that such disclosure may also be made to the extent reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

Thus, for the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any party to a transaction or any sensitive business information (including, without limitation, the name and other specific information about any party’s intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the company, and (b) seventy-five percent (75%) of such stock shall vest ratably over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

3.6 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form attached to the Purchase Agreement.

3.7 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to the Major Investors. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion (as defined in Section 4.1) of the capital stock proposed to be transferred.

3.8 Operating Budget. The Board of Directors shall receive and approve an operating budget for the Company prior to the commencement of each fiscal year.

3.9 Covenants Related to the Subsidiary. The Company shall (i) cause Qualys Technologies, a French societe anonyme (the “Subsidiary”) to refrain from issuing additional shares of its capital stock or from transferring all or any material assets (including material intellectual property assets and rights), and (ii) not transfer any of its assets (including intellectual property assets and rights) or cash (except for ordinary course expenses such as payroll and rent) to the Subsidiary, in each case without the prior approval of the Board (including at least one of the representatives of the Board appointed by the holders of Series B Stock).

3.10 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (i) immediately prior to the closing of the Initial Offering or (ii) upon an Acquisition or Asset Transfer, each as defined in the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) as in effect on the date hereof (each, a “Change in Control”)(unless the liquidation preference of the Holders in respect of such Change in Control is waived by the holders of Series C Stock and Series B Stock, respectively, pursuant to Article IV, Section (F)(3)(e)(i) or (ii) (as applicable) of the Restated Certificate (as applicable, a “Liquidation Waiver”)).

3.11 Stock Repurchases. The Company shall not effect a repurchase or redemption of any shares of its capital stock other than (x) acquisitions of common stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at cost (or the lesser of cost or fair market value) and (y) repurchases of securities having a value (i) in the case of repurchases from any individual stockholder, of $100,000 or less as such repurchases are aggregated in any one (1) year period, and (ii) in the case of repurchases from all stockholders, of $250,000 or less as such repurchases are aggregated in any one (1) year period, without the prior approval of the Board (including at least one of the representatives of the Board appointed by the holders of Series B Stock).

SECTION 4. RIGHTS TO MAINTAIN PROPORTIONATE OWNERSHIP

4.1 Subsequent Offerings. Each Major Investor and Philippe Courtot (the “Founder”) shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Investor and Founder’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Major Investor or Founder is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other equity security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security of the Company (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other equity security of the Company or (iv) any such warrant or right of the Company.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor and Founder written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor and Founder shall have fifteen (15) days from the giving of such notice to agree to purchase up to its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor or Founder who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors and Founder elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors and Founder who do so elect and shall offer such Major Investors and Founder the right to acquire such unsubscribed shares. The Major Investors and Founder shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Investors or Founder fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investors’ and Founder’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors and Founder pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors and Founder in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) a Change in Control (unless there has occurred as Liquidation Waiver). The rights of first refusal established by this Section 4 may be amended, or any provision waived with the written consent of Major Investors holding a majority of the Registrable Securities held by all Major Investors, or as permitted by Section 6.6.

4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Major Investor and Founder under this Section 4 may be transferred to or amongst the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any issuances of Equity Securities excluded from the definition of “Additional Shares of Common Stock” pursuant to Article IV, Section 4(i) (iv) of the Company’s Restated Certificate.

SECTION 5. MAJOR INVESTOR RIGHT OF CO-SALE

5.1 Exercise of Rights. (a) If a Major Investor (the “Seller”) proposes to Transfer any equity securities of the Company it holds, then the Seller shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the other Major Investors at least forty-five (45) days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the type and amount of the equity securities proposed to be Transferred by the Seller (the “Offered Shares”), the nature of such Transfer, the consideration to be paid (the “Offered Price”), and the name and address of each prospective purchaser or transferee (the “Proposed Transferee”).

(b) Subject to the limitations of this Section 5, each Major Investor shall have the right to participate in such sale of the Offered Shares on the same terms and conditions as specified in the Notice. To exercise its rights hereunder, each Major Investor other than the Seller (a “Selling Investor”) must have provided a written notice to Seller within fifteen (15) days after receipt of the Notice (the “Initial Exercise Period”) indicating the number of shares it holds that it wishes to sell pursuant to this Section 5.1(b).

(c) If the aggregate number of shares that the Selling Investors desire to sell (as evidenced by written notices delivered to Seller) exceeds the number of Offered Shares, each Selling Investor will be entitled to sell up to its pro rata share of the Offered Shares which shall be equal to that number of Offered Shares equal to the product obtained by multiplying (x) the number of Offered Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) held on the date of the Notice by such Selling Investor and (ii) the denominator of which shall be the number of shares of Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) held on the date of the Notice by Seller and the Selling Investors (“Pro Rata Co-Sale Share”).

(d) Within ten (10) days after the Selling Investors have provided the notice specified in Section 5.1(b) to the Seller, Seller will give written notice to the Company and each Selling Investor specifying the number of Offered Shares to be sold by each Selling Investor exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”). The Co-Sale Confirmation Notice shall also specify the number of Offered Shares not offered by the Selling Investors, if any, pursuant to Section 5 hereof (the “Unsubscribed Offered Shares”).

5.2 Subsequent Election to Sell by the Selling Investors. To the extent that there remain any Unsubscribed Offered Shares, each Selling Investor electing to exercise its right to sell at least its full Pro Rata Co-Sale Share of the Offered Shares under Section 5.1(c) hereof (a “Participating Co-Sale Investor”) shall have a right to sell all or any part of the Unsubscribed Offered Shares; however, to the extent the aggregate number of additional shares that the Participating Co-Sale Investors desire to sell (as evidenced in written notices delivered to the Seller) exceeds the Unsubscribed Offered Shares, each Participating Co-Sale Investor so exercising (an “Electing Participating Co-Sale Investor”) will be entitled to sell that number of the Unsubscribed Offered Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Offered Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) held by such Electing Participating Co-Sale Investor on the date of the Notice and (ii) the denominator of which shall be the number of shares of Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) held on the date of the Notice by all Electing Participating Co-Sale Investors (“Subsequent Pro Rata Co-Sale Share”). In order to exercise its rights hereunder, such Electing Participating Co-Sale Investor must provide written notice to Seller with a copy to the Company and each Major Investor within ten (10) days after the date of the Co-Sale Confirmation Notice (the “Subsequent Co-Sale Period”).

5.3 Closing; Consummation of the Co-Sale. Subject to compliance with applicable state and federal securities laws, the sale of the Offered Shares by the Selling Investors shall occur within five (5) days after the later of (i) delivery of the Co-Sale Confirmation Notice and (ii) expiration of the Subsequent Co-Sale Period (the “Co-Sale Closing”). If a Selling Investor exercised the Right of Co-Sale in accordance with this Section 5, then such Selling Investor shall deliver to Seller at or before the Co-Sale Closing, one or more certificates, properly endorsed for Transfer, representing the number of Offered Shares to which the Selling Investor is entitled to sell pursuant to this Section 5. At the Co-Sale Closing, Seller shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Notice, and Seller will remit, or will cause to be remitted, to each Selling Investor, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

5.4 Seller’s Rights to Transfer. If any of the Offered Shares remain available after the exercise of all Rights of Co-Sale, then the Seller shall be free to Transfer, any such remaining shares to the Proposed Transferee at the Offered Price or a higher price in accordance with the terms set forth in the Notice; provided, however, that if the Offered Shares are not so Transferred during the ninety (90) day period following the deemed delivery of the Notice, then Seller may not Transfer any of such remaining Offered Shares without complying again in full with the provisions of this Agreement.

5.5 Conditions To Valid Transfer.

(a) Generally. Any attempt by any Seller to Transfer any Shares in violation of any provision of this Agreement will be void. No securities shall be transferred by Seller unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company will not be required to (i) transfer on its books any shares that have been sold, gifted or otherwise Transferred in violation of any provisions of this Agreement or (ii) to treat as owner of such shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such shares may have been so Transferred.

(b) Put Right. If a Seller Transfers any equity securities of the Company in contravention of the Right of Co-Sale under this Agreement (a “Prohibited Transfer”), or if the Proposed Transferee of Offered Shares desires to purchase a class, series or type of stock offered by Seller but not held by a Selling Investor, or the Proposed Transferee is unwilling to purchase any securities from a Selling Investor, such Selling Investor may, by delivery of written notice to such Seller (a “Put Notice”) within ten (10) days after the later of (i) the Co-Sale Closing and (ii) the date on which such Selling Investor becomes aware of the Prohibited Transfer or the terms thereof, require such Seller to purchase from such Selling Investor that number of shares of Preferred Stock

(on an as-converted basis) or Common Stock subject to this Section 5.5 that is equal to the number of Shares such Selling Investor would have been entitled to Transfer to the Proposed Transferee (the “Put Shares”). Such sale shall be made on the following terms and conditions:

(i) The price per share at which the Put Shares are to be sold to Seller shall be equal to the price per share that the Selling Investor would have received at the Co-Sale Closing of such Prohibited Transfer if such Selling Investor had sold such Put Shares at the Co-Sale Closing. Such purchase price of the Put Shares shall be paid in cash or such other consideration as Seller received in the Prohibited Transfer or at the Co-Sale Closing. Seller shall also reimburse the Selling Investor for any and all fees and expenses, including, but not limited to, legal fees and expenses, incurred pursuant to the exercise or attempted exercise of such Selling Investor’s Rights of Co-Sale pursuant to Section 5 or in the exercise of its rights under this Section 5.5 with respect to the Put Shares.

(ii) The Put Shares to be sold to Seller shall be of the same class or type as Transferred in the Prohibited Transfer or at the Co-Sale Closing if such Selling Investor then owns securities of such class or type. If such Selling Investor does not own any of such class or type, the Put Shares shall be shares of Common Stock (or Preferred Stock convertible into Common Stock at the option of the holder thereof). The closing of such sale to Seller will occur within ten (10) days after the date of such Selling Investor’s Put Notice to such Seller. At such closing, the Selling Investor shall deliver to Seller the certificate or certificates representing the Put Shares to be sold, each certificate to be properly endorsed for transfer, and immediately upon receipt thereof, such Seller shall pay the aggregate purchase price therefor, and the amount of reimbursable fees and expenses, as specified in Section 5.5(b)(i).

(c) Restrictive Legend and Stop Transfer Orders.

(i) Legend. Each Major Investor understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Seller Shares by such:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND CO-SALE AS SET FORTH IN AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF CO-SALE ARE BINDING ON TRANSFEREES OF THESE SHARES.

(ii) Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a Transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

(d) Exempt Transfers.

(i) Notwithstanding the foregoing, the co-sale rights of the Major Investors set forth in Section 5 shall not apply to (a) any transfer or transfers by a Major Investor of securities having a value (x) in the case of any individual Major Investor, of $200,000 or less as such transfers are aggregated in any one (1) year period and (y) in the case of all Major Investors, of $500,000 or less as such transfers are aggregated in any one (1) year period, (b) any transfers for no value of Equity Securities of the Company by a Major Investor to a Major Investor’s partners, spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such Major Investor, or to a trust or trusts for the exclusive benefit of such Major Investor or those members of such Major Investor’s family specified in this Section 5.5(d)(i) or transfers of Equity Securities of the Company by a Major Investor by devise or descent; provided, however, that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was such Major Investor, (c) any bona fide gift effected for tax planning purposes, provided, however, that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was the Major Investor, or, (d) any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest, if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Major Investor in the event that and to the extent that such pledgee ever acquires ownership of such shares, provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by the clauses above, (1) the Major Investor shall inform the other Major Investors of such pledge, transfer or gift prior to effecting it and (2) the pledgee, transferee or donee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement as if were an original “Major Investor” hereunder, including without limitation Section 2. Except with respect to Equity Securities of the Company transferred under clause (a) above (which Equity Securities of the Company shall no longer be subject to the Co-Sale rights of the Major Investors), such transferred Shares shall remain “Shares” hereunder (to the extent such Equity Securities were Shares), and such pledgee, transferee or donee shall be treated as the “Major Investor” for purposes of this Agreement. Notwithstanding the foregoing, any Equity Securities of the Company transferred pursuant to clause (a) above shall remain subject to any right of first refusal in favor of the Company set forth in the Company’s Bylaws or in any stock purchase agreement.

(ii) If a Major Investor plans to make any of the above excepted transfers, then, prior to transferring its Equity Securities of the Company, such Major Investor shall deliver to the Company a written notice stating: (i) such Major Investor’s bona fide intention to make an excepted transfer such Equity Securities; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Equity Securities of the Company to be transferred to each proposed transferee; and (iv) the section in this agreement upon which such Major Investor is relying in making an excepted transfer.

Notwithstanding the foregoing, the provisions of Section 5 shall not apply to the sale of any Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act.

5.6 Termination and Waiver of Rights of Co-Sale. The Rights of Co-Sale established by this Section 5 shall not apply to, and shall terminate upon the earlier of (i) effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) a Change in Control (unless there has occurred a Liquidation Waiver).

SECTION 6. MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without regard to principles of conflicts of laws.

6.2 Survival. The covenants and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the Transfer of any Registrable Securities specifying the full name and address of the Transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

6.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto (the “Entire Agreement”) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes in its entirety the Prior Agreement, which shall have no further force and effect. No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth in the Entire Agreement.

6.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.6 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities then outstanding.

(c) Notwithstanding the foregoing, the addition of additional Series C Warrant Holders as “Investors,” “Holders” and parties hereto shall not constitute an amendment to this Agreement, provided that such Series C Warrant Holder has executed a counterpart signature page to this Agreement and agrees in writing to be bound by the terms and conditions of this Agreement.

(d) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

(e) Notwithstanding the foregoing, any amendment, modification or termination of the rights of any Major Investor under this Agreement that would adversely affect its rights relative to or against other Major Investors shall require the written consent of such adversely affected Major Investor(s).

6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid; (b) upon delivery, if delivered by hand; (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid; or (d) one (1) business day after the business day of facsimile or electronic mail transmission (in each case with confirmation of receipt); provided, that, if delivered by facsimile or e-mail, such transmission shall be followed with a copy by first class mail, postage prepaid, and shall be addressed to the party to be notified at such party’s address as set forth on the signature page or Exhibit A hereto (as applicable) or as subsequently modified by written notice.

6.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing, party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.10 Additional Investors.

(a) Notwithstanding anything to the contrary contained herein, if the Company shall issue additional Series C Warrants pursuant to the 2005 Note and Warrant Purchase Agreement, any purchaser of such Series C Warrants may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” or “Holder” hereunder.

(b) Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.6 (c), (f) or (g) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.12 Waiver of Notice and Right to Maintain Proportionate Ownership. In consideration of the benefits conferred upon the Company pursuant to the transactions contemplated by the 2005 Note and Warrant Purchase Agreement, each Prior Investor hereby irrevocably waives its right to maintain proportionate ownership with respect to the sale by the Company of the promissory notes and Series C Warrants issued in connection with the 2005 Note and Warrant Purchase Agreement, as such right is set forth in Section 4 of the Prior Agreement, together with any right to receive notice pursuant to such Section 4.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date first above written.

COMPANY:

QUALYS, INC.

By:	/s/ Eric Saltzman
Name:	Eric Saltzman
Title:	Chief Financial Officer

[AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date first above written.

/s/ Mai Courtot
Mai Courtot

[AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date first above written.

Trident Capital Fund-V, L.P
Trident Capital Fund-V Affiliates Fund, L.P.
Trident Capital Fund-V Affiliates Fund (Q), L.P.
Trident Capital Fund-V Principals Fund, L.P.
Trident Capital Parallel Fund-V, C.V.

Executed on behalf of the foregoing funds by the undersigned, as an authorized signatory of the respective general partner of each such fund:

/s/ Donald R. Dixon
(signature)

Donald R. Dixon
(print name)

Trident Capital, Inc.

By:	/s/ Donald R. Dixon
Title:	Managing Director

[AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date first above written.

GRP II, L.P., a Delaware limited partnership

By:	GRPVC, L.P., its General Partner
By:	GRP Management Services Corp., a Delaware corporation, its General Partner

By:	/s/ Yves Sisteron
Name:	Yves Sisteron
Title:	President

GRP II PARTNERS, L.P., a Delaware limited partnership

By:	GRPVC, L.P., its General Partner
By:	GRP Management Services Corp., a Delaware corporation, its General Partner

By:	/s/ Yves Sisteron
Name:	Yves Sisteron
Title:	President

GRP II INVESTORS, L.P., a Delaware limited partnership

By:	GRP Management Services Corp., a Delaware corporation, its Attorney-in-Fact

By:	/s/ Yves Sisteron
Name:	Yves Sisteron
Title:	President
Address:	GRP Partners
2121 Avenue of the Stars, Suite 1630
Los Angeles, CA 90067

[AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date first above written.

/s/ Philippe F. Courtot
Philippe F. Courtot

[AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date first above written.

Philippe Langlois

By:	/s/ Philippe Courtot
Name:	Philippe Courtot
Title:	Authorized Proxy

[AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE]

EXHIBIT A

LIST OF INVESTORS, FOUNDERS AND SERIES C WARRANT HOLDERS

LIST OF SERIES A INVESTORS

Investor	Number of Series A Shares
ABS Investors, L.L.C. 225 Franklin Street, 25th Floor Boston, MA 02110 Attn: Bruns Grayson	244,186

ABS Ventures, II, L.L.C. 225 Franklin Street, 25th Floor Boston, MA 02110 Attn: Bruns Grayson	3,466,139

ABS Ventures, II, L.L.C. 225 Franklin Street, 25th Floor Boston, MA 02110 Attn: Bruns Grayson	4,572,457

Philippe F. Courtot 757 Tennyson Avenue Palo Alto, CA 94303	15,799,560

First TZMM Investment Partnership c/o Tomlinson Zisko LLP 200 Page Mill Road Palo Alto, CA 94306 Attn: Timothy Tomlinson	82,827

GC&H Investments One Maritime Plaza 20th Floor San Francisco, CA 94111	629,490

Umang Gupta 523 Harvard Road San Mateo, CA 94402	165,657

Investor	Number of Series A Shares
Philippe Langlois c/o Qualys, Inc. 1326 Chesapeake Terrace Sunnyvale, CA 94089	202,928

Gilles Samoun 1806 Van Buren Mountain View, CA 94040	211,210

Arnold Schaeffer 2929 1st Avenue Apt 1302 Seattle, WA 98121	165,657

Trident Capital Parallel Fund-V C.V. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	1,023,269

Trident Capital Fund-V Principals Fund, L.P. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donalgd Dixon	326,245

Trident Capital Fund-V Affiliates Fund, L.P. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	78,281

Trident Capital Fund-V Affiliate Fund (Q), L.P. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	74,698

Trident Capital Fund-V, L.P. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	13,468,786

Investor	Number of Series A Shares
VeriSign, Inc. 1350 Charleston Road Mountain View, CA 94043 Attn: Chris Babel	2,515,973

Mercury Interactive Ventures, L.P. 1325 Borregas Avenue Sunnyvale, CA 94089 Attn: Susan J. Skaer, Esq.	4,969,669

Banque Bruxelles Lambert (Suisse)	82,828

TOTAL:	48,079,860

LIST OF SHARES OF COMMON STOCK HELD BY FOUNDER

Founder	Number of Shares of Common Stock
Philippe Courtot	10,187,830

TOTAL:	10,187,830

LIST OF SERIES B INVESTORS

INVESTOR	NUMBER OF SERIES B SHARES
ABS Ventures, VI, L.L.C. 225 Franklin Street, 25th Floor Boston, MA 02110 Attn: Bruns Grayson	2,492,308

Philippe F. Courtot 757 Tennyson Avenue Palo Alto, CA 94304	45,694,437

GRP II, L.P. 2121 Avenue of the Stars Suite 1630 Los Angeles, CA 90067 Attn: Yves Sisteron	13,692,308

GRP II Partners, L.P. 2121 Avenue of the Stars Suite 1630 Los Angeles, CA 90067 Attn: Yves Sisteron	461,538

GRP II Investors, L.P. 2121 Avenue of the Stars Suite 1630 Los Angeles, CA 90067 Attn: Yves Sisteron	1,230,769

Trident Capital Fund V, L.P. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	37,438,454

Trident Capital Fund-V Affiliates Fund, L.P. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	217,592

INVESTOR	NUMBER OF SERIES B SHARES
Trident Capital Fund-V Affiliates Fund (Q), LP. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	207,636

Trident Capital Fund-V Principals Fund, L.P. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	1,083,607

Trident Capital Parallel Fund-V, C.V. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	2,844,326

Trident Capital, Inc. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Donald Dixon	101,796

WS Investments, LLC (2003A) 650 Page Mill Road Palo Alto, CA 94304	76,923

WS Investments, LLC (2003D) 650 Page Mill Road Palo Alto, CA 94304	57,693

ING Bank (Suisse) SA 30, av. De Frontenex Case postale 6405 CH – 1211 Geneve 6 Switzerland Attn: Stefano Aita	24,150

Jin Byun 111 Chestnut, #613 San Francisco, CA 94111	79,180

Mai Courtot 47 Quai des Grands Augustins 75006 Paris (France)	335,806

Anne Dautun c/o Luckysurf.com 395 Oyster Point Boulevard, #110 South San Francisco, CA 94080	945,453

INVESTOR	NUMBER OF SERIES B SHARES
Nadia Deeba	203,511

Gerhard Eschelbeck	107,755

First TZMM Investment Partnership c/o Tomlinson Zisko LLP 200 Page Mill Road Palo Alto, CA 94306 Attn: Timothy Tomlinson	123,077

The Franchise Association	101,755

GC&H Investments	297,941

GC&H Investments, LLC	315,868

Ghattas Khoury	121,185

Samar Jabbour Khoury	121,185

Timothy J. Moore	117,978

Christina Morgan	160,761

Saltzman Revocable Trust 1251 Valparaiso Ave. Menlo Park, CA 94025	393,259

Eric Todd Saltzman Charles Schwab & Co, Inc. Custodian, IRA Rollover	106,500

Jeffrey D. and Vivian E. Saper Trust	73,736

Howard Schmidt 26638 SE 146th St. Issaquah, WA 98027	90,384

Sharam I. And Fariba J. Sasson, Trustees of the Sasson Family Trust U/D/T dated December 29, 1994 3049 Oakraider Drive Alamo, CA 94507	395,900

INVESTOR	NUMBER OF SERIES B SHARES
Arnold Schaeffer 2929 1st Avenue Apt 1302 Seattle, WA 98121	133,750

Vincent Tobkin	202,043

WS Investment Company, LLC	196,629

TOTAL:	110,314,114

LIST OF SERIES C INVESTORS

INVESTOR	NUMBER OF SERIES C SHARES
GRP II, L.P.	8,644,225

GRP II Partners, L.P.	291,378

GRP II Investors, L.P.	777,009

Trident Capital Fund-V, L.P.	2,383,812

Trident Capital Fund-V Affiliates Fund, L.P.	13,855

Trident Capital Fund-V Affiliates Fund (Q), L.P.	13,221

Trident Capital Fund-V Principals Fund, L.P.	68,996

Trident Capital Parallel Fund-V. C.V.	181,106

Philippe Courtot	4,656,732

ING Bank (Suisse) S.A.	266,099

Total:	17,296,433

LIST OF SERIES C WARRANT HOLDERS

WARRANT HOLDER	NUMBER OF SERIES C SHARES
Trident Capital Entities	—

Main Courtot	—